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[LOGO] Fidelity(R) INVESTMENTS

May 16, 2007

General American Life Insurance Company
Ms. Gina Sandanato
501 Boylston Street
Boston, Massachusetts 02116

Re: Participation Agreement among Variable Insurance Products Fund ("Fund I"), Fidelity Distributors Corporation (the "Underwriter") and Insurance Company (the "Company"), dated August 3, 1992, as amended ("Participation Agreement I"); and

     Participation Agreement among Variable Insurance Products Fund II ("Fund II"), the Underwriter and the Company, dated October 28, 1994, as amended ("Participation Agreement II")

Dear Ms. Sandanato:

The Company, the Underwriter, and Fund I and Fund II, respectively, are parties to the above-referenced Participation Agreements (Fund I and Fund II are referred to as the "Current Funds"). As explained in the notice sent to you on May 3, 2007, Fidelity is in the process of reorganizing some of the portfolios of the Current Funds (the "Affected Portfolios") for administrative purposes. In connection with this reorganization, the Affected Portfolios will be moved into corresponding "shell" portfolios of a new Variable Insurance Products Fund V ("Fund V"). A list of all of the Affected Portfolios in Fund I and Fund II covered by the reorganization and the corresponding Fund V portfolios is set forth on the attached Exhibit.

In connection with this change, we are asking for your consent to (1) the amendment of each Participation Agreement to add Fund V as a "Fund" party under the terms of each Participation Agreement (the "Amendment"); and (2) the assignment of all of each Current Fund's rights, benefits and obligations under each Participation Agreement with respect to the Affected Portfolios to Fund V, with respect to the corresponding portfolios of Fund V, and the release of the Current Funds from the obligations so assigned (the "Assignment"). Each Participation Agreement will remain in full force and effect in accordance with its terms, as so amended and assigned herein. The Amendment will also add the following clarifying language to each Participation Agreement as a new Article A of the Agreement:

     This Agreement shall create a separate participation agreement for each Fund, as though the Company and title Underwriter had executed a separate, identical form of participation agreement with each Fund. No rights, responsibilities or liabilities of any Fund shall be attributed to any other Fund.

Fidelity Investments Institutional   100 Salem Street
Services Company, Inc.               Smithfield, RI 02917

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Your signature below will indicate the Company's consent to the Amendment and
Assignment of each Participation Agreement as set forth above, to become effective immediately upon consummation of the reorganization.

Thank you for your prompt attention to this matter. If for some reason we have not obtained your signature prior to the reorganization, and the Company submits orders or instructions under the Participation Agreements, we will deem the Company to have consented to each Amendment and Assignment. Please do not hesitate to contact your Fidelity Relationship Manager or Key Account Manager if you have any questions.

                             Very truly yours,

                                        FIDELITY DISTRIBUTORS CORPORATION


                                        By: /s/ William Loehning
                                            ------------------------------------
                                            Name: William Loehning
                                            Title: Executive Vice President

                                        VARIABLE INSURANCE PRODUCTS FUND,
                                        VARIABLE INSURANCE PRODUCTS FUND II and
                                        VARIABLE INSURANCE PRODUCTS FUND V


                                        By: /s/ Kimberley Monasterio
                                            ------------------------------------
                                            Name: Kimberley Monasterio
                                            Title: Treasurer

The Undersigned Consents to the Amendment and Assignment of each Participation Agreement as of this 20 day of June 2007:

GENERAL AMERICAN LIFE INSURANCE COMPANY


By: /s/ James J. Reilly
    ---------------------------------
    Name: James J. Reilly
    Title: Vice President

Please keep one copy and return the other to:

Sharon Salter, Director, Contracts Management
Fidelity Investments
100 Salem Street, O2N
Smithfield RI 02917